EXHIBIT 10.31
Perot Systems Corporation
2001 Long Term Incentive Plan
Grant Certificate
Stock-Settled Stock Appreciation Right Agreement
Awardee:
ID #:
Grant Date:
Covered Shares:
Base Price:
Vesting Schedule:

Expiration Date:	The tenth anniversary of the Grant Date, subject to earlier termination upon (i) the 90th day after Awardee’s Severance Date (as such term is defined in the Plan) or (ii) any other date, whether before or after such 90th day, on which this Grant terminates under the Award Agreement or pursuant to the provisions of the Plan.
You have been granted a Stock-Settled Stock Appreciation Right under the Perot Systems Corporation’s 2001 Long Term Incentive Plan. subject to the terms and conditions of (i) this Grant Certificate and the form of Stock-Settled Stock Appreciation Right Agreement in effect on the Grant Date (collectively, the “Award Agreement”), and (iii) the Plan. This Grant may only be settled in shares of Perot Systems Class A common stock, par value per share $.01 (“common stock”), through the exercise procedure set forth in Section 2(d) of the Award Agreement.
The Award Agreement and the Prospectus relating to the Plan are available for your review at E*Trade/www.optionslink.com. Perot Systems’ filings with the United States Securities and Exchange Commission are available on the Company’s website at http://www.perotsystems.com/Investors/SECfilings. If you have difficulty accessing any of these websites, please contact the Stock Administration Department at +1 (972) 577-5670 or by e-mail to Stock-Dept@ps.net.
By exercising or attempting to exercise this Stock-Settled Stock Appreciation Right, or asserting or attempting to assert any rights or privileges under the Award Agreement, a person:
•	agrees to be bound by the terms of the Award Agreement and the Plan;

•	acknowledges the receipt of an electronic or paper copy of (1) the Plan, (2) the Prospectus for the Plan, and (3) the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q which have been filed with the United States Securities and Exchange Commission; and

•	is prompt in responding to the delivery request of required documents and future communications relating to the Plan or the Award Agreement via E*Trade or other electronic transmission; and agree to provide Perot Systems with up-to-date electronic contact information.
If you wish to reject this Grant, please contact the Stock Administration Department within 60 days after the Grant Date.
PEROT SYSTEMS CORPORATION

By:

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates

Peter A. Altabef
Chief Executive Officer	Date:

PEROT SYSTEMS Corporation
2001 Long-Term Incentive Plan
Stock-Settled Stock Appreciation Right Agreement
1.	General.
(a)	The terms and conditions set forth below, together with a certificate issued by the Company (“Grant Certificate”) setting forth the name of the person (the “Awardee”) to whom the Company has granted a stock appreciation right (the “SAR”), the number of Shares covered by the SAR (the “Covered Shares”), the price per Share to be used to measure the appreciation in the Fair Market Value per Covered Share between the Grant Date and the exercise date (the “Base Price”), and the dates on which such SAR may be exercised, constitute this Stock-Settled Stock Appreciation Right Agreement (“Award Agreement”).

(b)	The terms and conditions of the Perot Systems Corporation 2001 Long-Term Incentive Plan (“Plan”), except Sections 9, 11 and 13 of the Plan, are incorporated by reference into this Award Agreement and, unless provided otherwise in this Award Agreement, will apply to the SAR (with the terms of Section 10 of the Plan relating to stock options granted under the Plan to be equally applicable to this SAR). Capitalized terms used in this Award Agreement will have the meanings given such terms in the Plan, unless they are defined differently in this Award Agreement.

(c)	English Language. This Agreement has been written in English, which language will control in all respects. No translation of this Agreement into any other language will be of any force or effect in its interpretation or in a determination of the intent of either party. Each party waives, to the maximum extent permitted by applicable law, any right it may have under the laws of any country or other jurisdiction to have this Agreement written in any other language.
2.	Grant, Vesting and Exercise of SAR.
(a)	Awardee is granted a stock appreciation right covering the number of Shares specified as the “Covered Shares” in the Grant Certificate with a base price per Share specified as the “Base Price” in the Grant Certificate. This SAR is not intended to constitute an “incentive stock option” as that term is used in section 422 of the Code.

(b)	This SAR will become exercisable, if at all, in one or more installments for a portion of the Covered Shares (“Vested Shares”) on the dates, or upon satisfaction of the conditions, specified as the “Vesting Schedule” in the Grant Certificate, provided that no installment of this SAR will become exercisable after any date, or upon satisfaction of any condition after any date, after the Awardee’s Severance Date, except as provided in Section 10(b), (c), (d) or (e) of the Plan, with each such Section to be applied to this SAR to the same extent as if this SAR were an option granted under the Plan.

(c)	Awardee may exercise this SAR as to all or any part of the Vested Shares at any time on or before the earlier of (i) the date specified as the “Expiration Date” in the Grant Certificate or (ii) the date on which the Awardee’s SAR terminates under Section 10(b), (c), (d) or (e) of the Plan, with each such Section to be applied to this SAR to the same extent as if this SAR were an option granted under the Plan.

(d)	This SAR may only be exercised through the following procedure pursuant to which the number of Vested Shares to become issuable upon such exercise will be calculated and a portion of those otherwise issuable Vested Shares will be applied to the payment of the applicable federal and state income and employment withholding taxes (the “Withholding Taxes”). Accordingly, in order to exercise this SAR,

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates

Awardee (or any other person entitled to exercise this SAR) must deliver to the Company, in accordance with the procedures established by the Administrator from time to time, a written or electronic notice of exercise in the form established by the Administrator from time to time stating the gross number of Vested Shares as to which this SAR is exercised.
The number of Vested Shares that will become issuable upon such exercise shall be determined pursuant to the following formula:
X = A x (B-C)/B, where
X is the number of Vested Shares issuable upon the exercise of the SAR, prior to the collection of the applicable Withholding Taxes,
A is the gross number of Vested Shares as to which the SAR is exercised,
B is the Fair Market Value per Vested Share at the time of exercise, with such Fair Market Value to be determined in accordance with the provisions of the Plan, and.
C is the Base Price payable per Vested Share.
A portion of the Vested Shares otherwise issuable upon the exercise of this SAR in accordance with the above calculation shall automatically be withheld by the Company to satisfy the applicable Withholding Taxes in accordance with the following share withholding procedure:
     The Company shall collect the applicable Withholding Taxes through an automatic share withholding procedure pursuant to which the Company shall withhold a portion of the Vested Shares otherwise issuable upon the exercise of this SAR that have an aggregate Fair Market Value (measured as of the exercise date) equal to the amount of such Withholding Taxes; provided, however, that the Vested Shares so withheld shall not have an aggregate Fair Market Value in excess of the dollar amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.
Accordingly, upon the exercise of this SAR in accordance with such exercise procedure, the Awardee shall only be issued the net number of Vested Shares which remain after a portion of the Vested Shares otherwise issuable upon the exercise of this SAR is withheld by the Company to cover the applicable Withholding Taxes. The resulting distribution shall be made solely in shares of the Company’s common stock.
This SAR shall also be automatically exercised on such a net exercise basis (including the automatic share withholding procedure to cover the applicable Withholding Taxes) if and to the extent the Fair Market Value of the Vested Shares subject to this SAR on the applicable Expiration Date exceeds the aggregate Base Price applicable to those Vested Shares.
The net number of Vested Shares to which the Awardee becomes entitled upon any each such exercise of this SAR shall be delivered to or on behalf of the Awardee within five (5) business days after the date the requisite notice of exercise is delivered to the Company. In no event shall any fractional Share be issued. Accordingly, in such event, the net number of Vested Shares to be issued shall be rounded down to the next whole Share and the Company will offset the Fair Market Value (measured as of the exercise date) of the fractional Share resulting from the computation of the of the number of shares to be withheld from any amounts otherwise owed by the Company to the Awardee. The Company may effect such offset through payroll deduction or against any other amount that may be due Awardee. If the Company does not owe Awardee any amount against which it could offset the value of such fractional share, the Company may request, and if requested, Awardee shall promptly pay the Company the Fair Market Value of such fractional share.

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates

3.	Restrictions on Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. This SAR may not be sold, assigned, given, exchanged, pledged, hypothecated or otherwise transferred by Awardee except by will or the laws of descent and distribution or with the written consent (executed in ink on paper) of the Administrator. This SAR may be exercised only by (i) Awardee, (ii) the executor or administrator of Awardee’s estate (or, if Awardee has designated a beneficiary in accordance with Section 17 of the Plan, such beneficiary) following his or her death, or (iii) the guardian of Awardee’s property if one is appointed by reason of Awardee’s Total Disability. The Company is not obligated to recognize any exercise of this SAR, or any purported sale, assignment, gift, exchange, pledge, hypothecation or other transfer, in violation of this Section 3 and, unless it elects to do otherwise, may treat any such purported exercise, sale, assignment, gift, exchange, pledge, hypothecation or transfer as null, void, and of no effect.
4.	No Guarantee of Continued Employment. Awardee acknowledges and agrees that this Award Agreement and the transactions it contemplates do not constitute an express or implied promise of continued employment by the Company or his or her Employer for any period or at all and shall not interfere with Awardee’s right or the Company’s or the Employer’s right to terminate Awardee’s employment relationship at any time, with or without cause. Awardee further acknowledges and agrees that this SAR, and Awardee’s ability to acquire one or more Vested Shares hereunder, will terminate in accordance with the terms of this Award Agreement and the Plan if Awardee ceases to provide services to the Company or its Subsidiaries or Affiliates as an employee or consultant.
5.	Communications.
(a)	All communications from Awardee to the Administrator, the Company or the Employer will be deemed delivered on the day the notice or other communication is received in tangible written form addressed to the Stock Administration Department at the Company’s corporate headquarters address. All communications to Awardee from the Administrator, the Company or the Employer will be deemed delivered on the day the notice or other communication is (i) personally delivered to Awardee, (ii) electronically transmitted to Awardee to the last known electronic transmission address of Awardee, or (iii) placed in the official government mail of the country of the sender in an envelope with proper postage paid addressed to the last known address of that person as reflected in the Company’s personnel or stock records. Either party may at any time change its address for notification purposes by giving the other written notice of the new address and the date upon which it will become effective.
(b)	Consent to Electronic Delivery of Communications, Plan Documents and Prospectuses. By exercising any rights or privileges, or attempting to exercise any rights or privileges, under this Award Agreement, Awardee will be deemed to consent to receiving copies of all communications relating to the Plan and this Award Agreement by electronic transmission, including but not limited to the Prospectus relating to the Plan, all participation materials, and all other documents required to be delivered in connection with the Plan. Upon request, the Company will provide any such documents to Awardee (at no cost) in tangible written form.
6.	Disputes and Governing Law.
(a)	This Award Agreement shall be governed by and construed in accordance with the substantive law of the state of Delaware, without regard to the choice of law rules in such state. This Agreement shall be deemed to have been entered into and wholly performed in Dallas County, Texas. Any action to enforce the provisions of, or otherwise relating to, this Agreement shall be brought in the state or federal courts having jurisdiction in Dallas County, Texas. By exercising any rights or privileges, or attempting to exercise any rights or privileges, under this Award Agreement, Awardee consents to the personal jurisdiction of such courts in any such action. Venue of any disputes relating to this Agreement shall be in Dallas County, Texas.]

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates

(b)	If any legal proceeding is brought to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

(c)	If any provision of this Agreement is held invalid or unenforceable for any reason, the validity and enforceability of all other provisions of this Agreement will not be affected. The section headings used herein are for reference and convenience only and do not affect the interpretation of this Agreement. This Award Agreement (including the Grant Certificate), together with the Plan, constitutes the entire agreement between the parties with respect to its subject matter and may be waived or modified only in writing.
7.	Non-Competition and Non-Disclosure. Awardee acknowledges that: (i) in the course and as a result of employment with the Company or the Employer, Awardee will obtain special training and knowledge and will come in contact with the Company’s or the Employer’s current and potential customers, which training, knowledge, and contacts would provide invaluable benefits to competitors of the Company and the Employer; (ii) the Company and the Employer are continuously developing or receiving Confidential Information, and that during Awardee’s employment he or she will receive Confidential Information from the Company, the Employer, and their respective customers and suppliers and special training related to the Company’s and the Employer’s business methodologies; and (iii) Awardee’s employment by the Employer creates a relationship of trust that extends to all Confidential Information that becomes known to Awardee. Accordingly, and in consideration of this Award, Awardee agrees that the Company and the Employer will be entitled to terminate all rights to exercise the Award and to exercise the rights specified in Section 8 below if Participant does any of the following without the prior written consent of the Company or the Employer:
(a)	while employed by the Company or the Employer or within one year thereafter:
(i)	competes with, or engages in any business that is competitive with, the Company or the Employer within 250 miles of any location at which Awardee was employed by or provided services to the Company or the Employer;

(ii)	solicits or performs services, as an employee, independent contractor, or otherwise, for any person (including any Affiliate or Subsidiary of that person) that is or was a customer or prospect of the Company or the Employer during the two years before Awardee’s Severance Date if Awardee solicited business from or performed services for that customer or prospect while employed by the Company or the Employer; or

(iii)	recruits, hires, or helps anyone to recruit or hire anyone who was an employee of the Company or any Affiliate or Subsidiary of the Company, or of any of their customers for whom Awardee performed services or from whom Awardee solicited business, within the six months before Participant’s Severance Date; or
(b)	discloses or uses any Confidential Information, except in connection with the good faith performance of Awardee’s duties as an employee or, solely with respect to the terms of this Agreement or the Plan, to Awardee’s spouse or legal or financial advisors; or fails to take reasonable precautions against the unauthorized disclosure or use of Confidential Information; or solicits or induces the unauthorized disclosure or use of Confidential Information.
If any court of competent jurisdiction finds any provision of this Section 7 to be unreasonable, then that provision shall be considered to be amended to provide the broadest scope of protection to the Company that such court would find reasonable and enforceable. For purposes of this Section 7, the term “Confidential Information” means all written, machine reproducible, oral and visual data, information and material, including but not limited to the terms of this Agreement and the Plan, business, financial and technical information, computer programs, documents and records (including those that Awardee develops in the scope of his or her employment) that (i) the Company, its Affiliates and Subsidiaries, or any of their respective customers or suppliers treats as proprietary or confidential through markings or otherwise, (ii) relates to the Company, its Affiliates and Subsidiaries, or any of their respective customers or suppliers or any of their business activities,

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates

products or services (including software programs and techniques) and is competitively sensitive or not generally known in the relevant trade or industry, or (iii) derives independent economic value from not being generally known to, and is not readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Confidential Information does not include any information or material that is approved by the Company or its Affiliates or Subsidiaries for unrestricted public disclosure.

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates

8.	Right to Buy Back Purchased Stock and to Require Payback of Certain Profits.
(a)	If the Administrator (i) discovers that Awardee has engaged in any conduct prohibited by Section 7 or (ii) determines, in its sole discretion, that Awardee’s employment by the Company or any of its Affiliates or Subsidiaries terminated or, if the relevant facts been known at the time, would have been terminated for Substantial Misconduct, then the Company will have the right for 150 days after the Administer discovers the relevant facts (A) to cancel this Award, whether or not exercisable or vested, (B) require the Awardee to surrender any Shares acquired under this SAR that became vested and exercisable on or after the date two years before the date the Administrator discovered the relevant facts and (C) to require Awardee to pay to the Company the Net Investment Proceeds with respect to any Shares that have been sold or otherwise transferred by Participant that the Company has the right to buy pursuant to clause (B) above. For purposes of this Section 8, “Substantial Misconduct” means termination of employment for conduct resulting in a felony conviction of Awardee; actions involving moral turpitude, theft, or dishonesty in a material matter; breach of any obligation under Section 7 of this Agreement; or failure by Awardee to carry out the directions, instructions, policies, rules, regulations, or decisions of the Company’s or the Employer’s Board of Directors including, without limitation, those relating to business ethics and the ethical conduct of the business of the Company and its Affiliates and Subsidiaries. For purposes of this Section 8, “Net Investment Proceeds,” with respect to any Share sold or otherwise transferred by Awardee or Awardee’s successor in interest, means the greater of the value of the gross proceeds received for such share or the Fair Market Value of such Share on the date of sale or transfer less, in either case, (i) the Base Price applicable to such Share plus simple interest on such amount at the rate of 8% per annum to the date of the sale or transfer, (ii) any reasonable and customary commission paid for the sale or transfer, and (iii) the verified amount of any income taxes paid or payable on the sale or transfer.

(b)	The Company may exercise its right by notifying Awardee of its election to exercise its right within such 150-day period. Awardee shall tender to the Company, within 10 days, the applicable Shares together with a duly executed stock power attached in proper form for transfer and/or a cashiers or certified check in the amount of the Net Investment Proceeds. If any such Shares or Net Investment Proceeds are not tendered within 10 days, the Company may cancel any outstanding certificate representing such Shares. The Company shall tender the purchase price for tendered Shares within five business days after the Shares are tendered to the Company or the Company cancels the applicable certificate, whichever occurs first.

Grant Certificate	Adopted for Awards On or After
Stock-Settled Stock Appreciation Right Agreement	01Jan09
Awards to US Associates